Exhibit 99.1

TransAtlantic Petroleum Announces Second Quarter 2020 Financial Results and Provides an Operations Update

Hamilton, Bermuda (August 12, 2020) – TransAtlantic Petroleum Ltd. (TSX: TNP) (NYSE American: TAT) (the “Company” or “TransAtlantic”) today announced its financial results for the quarter ended June 30, 2020 and provided an operations update. Additional information can be found on the Company’s website at http://www.transatlanticpetroleum.com.

Pending Merger and Loan Agreement

As previously disclosed, on August 7, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which an affiliate of a group of holders (the “Preferred Shareholder Group”) representing 100% of the Company’s outstanding 12.0% Series A Convertible Redeemable Preferred Shares (“Series A Preferred Shares”), would acquire all of the outstanding common shares of the Company for $0.13 per share in cash (the “Merger”).

The members of the Preferred Shareholder Group are each member of the Mitchell Group, KMF Investments Partners, LP, West Investment Holdings, LLC, Randall I. Rochman, and Betsy Rochman.  The members of the Mitchell Group are Longfellow Energy, LP (“Longfellow”), Dalea Partners, LP (“Dalea”), the Alexandria Nicole Mitchell Trust 2005, the Elizabeth Lee Mitchell Trust 2005, the Noah Malone Mitchell Trust 2005, and Stevenson Briggs Mitchell. Longfellow and Dalea are affiliates of the Chairman of the Company’s Board of Directors and Chief Executive Officer, N. Malone Mitchell 3rd.

The Merger is subject to approval by the Company’s common shareholders and holders of Series A Preferred Shares and the satisfaction of other customary closing conditions.

On August 7, 2020, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with Dalea Investment Group, LLC (the “Lender”), an entity controlled by the Preferred Shareholder Group. Pursuant to the Loan Agreement, the Lender committed to lend to the Company an aggregate principal amount of up to $8.0 million for working capital purposes pursuant to an approved budget.

Summary

•

Average daily net sales volumes were 2,185 barrels of oil equivalent per day (“BOEPD”) in the second quarter of 2020, as compared to 2,498 BOEPD in the first quarter of 2020 and 2,873 BOEPD in the second quarter of 2019.

•	Revenues were $6.5 million for the second quarter of 2020, as compared to $8.4 million for the first quarter of 2020 and $17.2 million for the second quarter of 2019.
•	Operating loss was $1.8 million for the second quarter of 2020, as compared to $22.1 million for the first quarter of 2020 and operating income of $6.3 million for the second quarter of 2019.
•	Net loss was $7.7 million for the second quarter of 2020, as compared to $24.0 million for the first quarter of 2020 and $0.01 million for the second quarter of 2019.
•	Adjusted EBITDAX was $0.8 million for the second quarter of 2020, as compared to $8.0 million for the first quarter of 2020 and $10.7 million for the second quarter of 2019.[1]
•	Outstanding debt was $11.3 million as of June 30, 2020, as compared to $10.6 million as of March 31, 2020.

Second Quarter 2020 Results of Operations

	For the Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
Net Sales:
Oil (MBBL)	199	218	253
Natural gas (MMCF)	1	56	48
Total net sales (MBOE)	199	227	261
Average net sales (BOEPD)	2,185	2,498	2,873
Realized Commodity Prices:
Oil ($/Bbl unhedged)	$32.60	$37.18	$66.57
Oil ($/Bbl hedged)	$31.70	$67.68	$66.57
Natural gas ($/MCF)	$5.46	$4.30	$5.41

Total revenues were $6.5 million for the three months ended June 30, 2020, as compared to $8.4 million for the three months ended March 31, 2020 and $17.2 million for the three months ended June 30, 2019. The Company had a net loss of $7.7 million, or $0.12 per share (basic and diluted), for the three months ended June 30, 2020, as compared to $24.0 million, or $0.38 per share (basic and diluted), for the three months ended March 31, 2020, and $0.01 million, or $0.00 per share (basic and diluted), for the three months ended June 30, 2019. Capital expenditures and seismic and corporate expenditures totaled $0.6 million for the three months ended June 30, 2020, as compared to $2.9 million for the three months ended March 31, 2020 and $6.2 million for the three months ended June 30, 2019.

Adjusted EBITDAX was $0.8 million for the three months ended June 30, 2020, as compared to $8.0 million for the three months ended March 31, 2020 and $10.7 million for the three months ended June 30, 2019.

[1]	Adjusted EBITDAX is a non-GAAP financial measure. See the reconciliation at the end of the press release.

Liquidity and Capital Resources

The Company’s primary sources of liquidity for 2020 were its cash and cash equivalents, cash flow from operations, the sale of assets and borrowings under the U.S. Paycheck Protection Program (“PPP”) loan. At June 30, 2020, the Company had cash and cash equivalents of $8.6 million, $11.3 million in short-term debt, and a working capital surplus of $1.0 million, compared to cash and cash equivalents of $9.7 million, $2.9 million in long-term debt, $17.1 million in short-term debt and a working capital surplus of $2.0 million at December 31, 2019.

In March 2020, crude oil prices declined to approximately $25 per barrel for Brent crude as a result of market concerns about the economic impact from the COVID-19 as well as the ability of OPEC and Russia to agree on a perceived need to implement further production cuts in response to weaker worldwide demand.  Since then, Brent crude prices have rebounded to approximately $45.00 per barrel as of August 10, 2020 and remain unpredictable.

As a result of the decline in Brent crude prices, the current near term price outlook and resulting lower current and projected cash flows from operations, the Company has reduced its planned capital expenditures to those necessary for production lease maintenance and those projecting a return on invested capital at current realized prices. In order to mitigate the impact of reduced prices on its 2020 cash flows and liquidity, the Company implemented cost reduction measures to reduce its operating costs and general and administrative expenses. In connection therewith, the Company intends to prioritize funding operating expenditures over general and administrative expenditures, whenever possible.

On March 9, 2020, the Company unwound its commodity derivative contracts with respect to its future crude oil production. In connection with these transactions, the Company received $6.5 million. In order to reduce future interest expense, the Company used these proceeds to pay down the Company’s $20.0 million term loan (the “2019 Term Loan”) with DenizBank, A.S. (“DenizBank”). On April 3, 2020, the Company entered into a new swap contract with DenizBank, which hedged approximately 2,000 barrels of oil per day. The swap contract is in place from May 2020 through February 2021, has an ICE Brent Index strike price of $36.00 per barrel, and is settled monthly. Therefore, DenizBank is required to make a payment to the Company if the average monthly ICE Brent Index price is less than $36.00 per barrel, and the Company is required to make a payment to DenizBank if the average monthly ICE Brent Index price is greater than $36.00 per barrel.

Türkiye Petrol Rafinerileri A.Ş. (“TUPRAS”), a privately-owned oil refinery in Turkey, purchases substantially all of the Company’s crude oil production. The price of substantially all of the oil delivered pursuant to the purchase and sale agreement with TUPRAS is tied to Arab Medium oil prices adjusted upward based on an API adjustment, Suez Canal tariff costs, and freight charges. Between March 2020 and May 2020, there was a significant widening of the differential between the average monthly ICE Brent

Index price and the Company’s realized oil prices. In 2018 and 2019, the average monthly ICE Brent Index Price exceeded the Company’s realized oil prices by $2.44 and $0.17 per barrel, respectively. The differential between the average monthly ICE Brent Index Price and the Company’s realized oil prices widened from $3.40 per barrel in March 2020 to $8.34 per barrel in May 2020. The widening of the differential between the average monthly ICE Brent Index Price and the Company’s realized oil prices rendered the Company’s hedges less effective, resulting in significantly lowered revenues from March 2020 through May 2020.  In June 2020, the differential between the average monthly ICE Brent Index Price and the Company’s realized oil prices contracted to $0.74 per barrel, and, in July 2020, the Company’s realized oil prices exceeded the average monthly ICE Brent Index Price by $3.71 per barrel. The differential between the average monthly ICE Brent Index Price and the Company’s realized oil prices remains unpredictable and may expand or contract in the future.

The price of the oil delivered pursuant to the purchase and sale agreement with TUPRAS is determined under the Petroleum Market Law No. 5015 under the laws of the Republic of Turkey. In November 2019, TUPRAS filed a lawsuit seeking restitution from the Company for alleged overpayments resulting from a February 2019 amendment to the Turkish domestic crude oil pricing formula under Petroleum Market Law No. 5015 (the “Pricing Amendment”). TUPRAS also claimed that the Pricing Amendment violates the Constitution of the Republic of Turkey and seeks to have the Pricing Amendment cancelled. Additionally, in April 2020, TUPRAS notified the Company that it intends to extend payment terms for oil purchases by 60 days. The outcome of the TUPRAS lawsuit and negotiations regarding the extension of payment terms is uncertain; however, a conclusion of the lawsuit in TUPRAS’s favor or an extension of payment terms would reduce or delay the Company’s cash flow and decrease the Company’s cash balances.

In the second quarter of 2020, the Company borrowed approximately $626,000 pursuant to the PPP to cover certain payroll, benefit, and rent expenses. The Company has forecast that amounts borrowed or received pursuant to the PPP will be forgiven for cash flow purposes. New guidance on the criteria for forgiveness continues to be released, and the Company currently expects that it will meet the conditions for forgiveness for a majority of the loan. Additionally, in the second quarter of 2020, the Turkish government passed legislation permitting employers to reduce the working hours of employees, reducing payroll and benefit expenses, through the end of August 2020. The actual reduction in payroll and benefit expenses due to this legislation is approximately $533,000.

As of June 30, 2020, the Company had $10.0 million of outstanding principal under the 2019 Term Loan. The 2019 Term Loan is payable in seven monthly installments of $1.4 million plus accrued interest from July 2020 through the maturity date in February 2021. In addition, dividends on the Company’s Series A Preferred Shares are payable quarterly at the Company’s election in cash, common shares, or a combination of cash and common shares at an annual dividend rate of 12.0% of the liquidation preference if paid in cash or 16.0% of the liquidation preference if paid in common shares. If paid partially in cash and partially in common shares, the dividend rate on the cash portion is 12.0%, and the dividend rate on the common share portion is 16.0%. In order to conserve cash, the Company elected to pay the 2020 second quarter dividend in common shares, and, as such, on July 30, 2020, the Company issued 5,819,908 common shares to holders of Series A Preferred Shares.

On August 7, 2020, to supplement its liquidity, the Company entered into an up to $8.0 million loan with an affiliate of Mr. Mitchell.  The loan is due August 7, 2021.  Even with this additional liquidity, as of the date hereof, based on cash on hand and projected future cash flow from operations, the Company’s current liquidity position is severely constrained.  As a result, substantial doubt exists regarding the Company’s ability to continue as a going concern. The Company’s management is actively pursuing improving the Company’s working capital position in order to remain a going concern for the foreseeable future.

Operational Update

Southeastern Turkey

Molla

During 2020, the Company plans to continue its recompletion, workover, and production optimization plans in its producing fields including Bahar, Yeniev, Goksu, Pinar, Southeast Bahar, Catak, and Karagoz.  Drilling additional wells will be dependent on oil prices.

Bahar Field

In the second quarter of 2020, the Company completed construction and began operations of the second phase of electrification of the Bahar field to replace diesel generated power with gas generated power.

Arpatepe Field

In the second quarter of 2020, the Company started the initial phase of a full field waterflood project of the Arpatepe field.  The Company plans to recomplete four wells in the field as water injection wells and one well as a water source well.  Additionally, the Company plans to build a central facility and gathering system to handle increased volumes.  Based on budget and partner considerations the timeline for full implementation is subject to change.

Selmo Field

During 2020, the Company plans to continue its recompletion, workover, and production optimization operations in the Selmo field.

Bulgaria

The Company is currently evaluating future activity in Bulgaria.

Conference Call

The Company will host a live webcast and conference call on Thursday, August 13, 2020 at 7:30 a.m. Central time (8:30 a.m. Eastern time) to discuss second quarter 2020 financial results and provide an operations update. Investors who would like to participate in the conference call should call (877) 878-2762 or (678) 809-1005 approximately ten minutes prior to the scheduled start time and ask for the TransAtlantic conference call. The conference ID is 8286967.

A live webcast of the conference call and replay will be available through the Company’s website at www.transatlanticpetroleum.com. To access the webcast and replay, click on “Investors,” select “Events and Presentations,” and click on “Listen to webcast” under the event list. The webcast requires IOS, Microsoft Windows Media Player, or RealOne Player.

A telephonic replay of the call will be available through August 15, 2020 and may be accessed by dialing (855) 859 -2056 or (404) 537-3406. The conference ID is 8286967.

TransAtlantic Petroleum Ltd.

Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(U.S. Dollars and shares in thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Revenues:
Total revenues	$6,500	$17,215	$14,860	$36,256
Costs and expenses:
Production	2,380	2,712	5,899	5,214
Transportation and processing	961	1,221	2,121	2,540
Exploration, abandonment and impairment	–	666	20,338	5,779
Seismic and other exploration	–	108	45	185
General and administrative	2,394	2,690	4,746	5,744
Depreciation, depletion and amortization	2,517	3,442	5,506	7,158
Accretion of asset retirement obligations	44	49	97	101
Total costs and expenses	8,296	10,888	38,752	26,721
Operating (loss) income	(1,796)	6,327	(23,892)	9,535
Other (expense) income:
Loss on sale	–	–	(10,128)	–
Interest and other expense	(2,396)	(2,753)	(4,608)	(5,231)
Interest and other income	292	221	413	395
Loss on commodity derivative contracts	(3,217)	(323)	4,296	(433)
Foreign exchange loss	(356)	(115)	(484)	(1,388)
Total other expense	(5,677)	(2,970)	(10,511)	(6,657)
(Loss) income before income taxes	(7,473)	3,357	(34,403)	2,878
Income tax (expense) benefit	(261)	(3,366)	2,704	(6,789)
Net loss	(7,734)	(9)	(31,699)	(3,911)
Other comprehensive loss:
Foreign currency translation adjustment	(1,245)	(416)	6,676	(4,642)
Comprehensive loss	$(8,979)	$(425)	$(25,023)	$(8,553)

Net loss per common share
Basic net loss per common share	$(0.12)	$(0.00)	$(0.51)	$(0.07)
Weighted average common shares outstanding	62,502	52,529	62,406	52,506
Diluted net loss per common share	$(0.12)	$(0.00)	$(0.51)	$(0.07)
Weighted average common and common equivalent shares outstanding	62,502	52,529	62,406	52,506

TransAtlantic Petroleum Ltd.

Summary Consolidated Statements of Cash Flows (Unaudited)

(in thousands of U.S. Dollars)

	For the Six Months Ended June 30,
	2020	2019
Net cash provided by operating activities	$10,261	$10,622
Net cash used in investing activities	(2,179)	(15,726)
Net cash (used in) provided by financing activities	(8,782)	10,103
Effect of exchange rate changes on cash	(366)	(1,184)
Net (decrease) increase in cash, cash equivalents, and restricted cash	$(1,066)	$3,815

TransAtlantic Petroleum Ltd.

Summary Consolidated Balance Sheets

(in thousands of U.S. Dollars, except share data)

	June 30, 2020	December 31, 2019
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$8,598	$9,664
Accounts receivable, net
Oil and natural gas sales	6,796	13,299
Joint interest and other	1,106	1,218
Related party	478	561
Prepaid and other current assets	12,497	12,375
Note receivable - related party	3,492	–
Derivative asset	10	–
Inventory	3,249	7,091
Total current assets	36,226	44,208
Property and equipment:
Oil and natural gas properties (successful efforts method)
Proved	120,915	167,948
Unproved	10,414	12,978
Equipment and other property	13,136	10,202
	144,465	191,128
Less accumulated depreciation, depletion and amortization	(89,529)	(106,610)
Property and equipment, net	54,936	84,518
Other long-term assets:
Other assets	3,524	3,827
Note receivable - related party	–	3,951
Total other assets	3,524	7,778
Total assets	$94,686	$136,504
LIABILITIES, SERIES A PREFERRED SHARES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,611	$4,555
Accounts payable - related party	5,120	4,262
Accrued liabilities	13,993	15,244
Derivative liability	3,227	966
Loans payable	11,269	17,143
Total current liabilities	35,220	42,170
Long-term liabilities:
Asset retirement obligations	3,505	4,749
Accrued liabilities	9,455	10,370
Deferred income taxes	17,721	22,728
Loans payable	–	2,857
Total long-term liabilities	30,681	40,704
Total liabilities	65,901	82,874
Commitments and contingencies
Series A preferred shares, $0.01 par value, 100,000 shares authorized; 100,000 shares issued and outstanding with a liquidation preference of $50 per share as of June 30, 2020 and December 31, 2019	5,000	5,000
Series A preferred shares-related party, $0.01 par value, 821,000 shares authorized; 821,000 shares issued and outstanding with a liquidation preference of $50 per share as of June 30, 2020 and December 31, 2019	41,050	41,050
Shareholders' equity:
Common shares, $0.10 par value, 200,000,000 shares authorized; 62,759,347 shares and 62,230,058 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	6,276	6,223
Treasury stock	(970)	(970)
Additional paid-in-capital	582,484	582,359
Accumulated other comprehensive loss	(140,671)	(147,347)
Accumulated deficit	(464,384)	(432,685)
Total shareholders' equity (deficit)	(17,265)	7,580
Total liabilities, Series A preferred shares and shareholders' equity	$94,686	$136,504

Reconciliation of Net Loss to Adjusted EBITDAX (Unaudited)

(in thousands of U.S. Dollars)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net loss	$(7,734)	$(23,965)	$(9)	$(31,699)	$(3,911)
Adjustments:
Interest and other, net	2,104	2,091	2,532	4,195	4,836
Income tax expense (benefit)	261	(2,965)	3,366	(2,704)	6,789
Exploration, abandonment, and impairment	-	20,338	666	20,338	5,779
Seismic and other exploration expense	-	45	108	45	185
Foreign exchange loss	356	128	115	484	1,388
Share-based compensation expense	114	115	77	229	179
Loss (gain) on commodity derivative contracts	3,217	(7,513)	323	(4,296)	433
Cash settlements on commodity derivative contracts	(79)	6,547	-	6,468	-
Accretion of asset retirement obligation	44	53	49	97	101
Depreciation, depletion, and amortization	2,517	2,989	3,442	5,506	7,158
Loss on sale	-	10,128	-	10,128	-
Adjusted EBITDAX	$800	$7,991	$10,669	$8,791	$22,937

Adjusted EBITDAX (“Adjusted EBITDAX”) is a non-GAAP financial measure that represents net loss plus interest and other income, net, income tax (benefit) expense, exploration, abandonment, and impairment, seismic and other exploration expense, foreign exchange loss, share-based compensation expense, (gain) loss on commodity derivative contracts, cash settlements on commodity derivative contracts, accretion of asset retirement obligation, depreciation, depletion, and amortization and loss on sale.

The Company believes Adjusted EBITDAX assists management and investors in comparing the Company’s performance on a consistent basis without regard to depreciation, depletion, and amortization, impairment of oil and natural gas properties, exploration expenses, and foreign exchange gains and losses among other items, which can vary significantly from period to period. In addition, management uses Adjusted EBITDAX as a financial measure to evaluate the Company’s operating performance.

Adjusted EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income prepared in accordance with GAAP. Net income may vary materially from Adjusted EBITDAX. Investors should carefully consider the specific items included in the computation of Adjusted EBITDAX.

About TransAtlantic

The Company is an international oil and natural gas company engaged in the acquisition, exploration, development, and production of oil and natural gas. The Company holds interests in developed and undeveloped properties in Turkey and Bulgaria.

(NO STOCK EXCHANGE, SECURITIES COMMISSION, OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Note on BOE

Barrels of oil equivalent, or BOE, are derived by the Company by converting natural gas to oil in the ratio of six thousand cubic feet of natural gas (“MCF”) to one stock tank barrel, or 42 U.S. gallons liquid volume (“BBL”), of oil. A BOE conversion ratio of six MCF to one BBL is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. BOE may be misleading, particularly if used in isolation.

Forward-Looking Statements

This news release contains statements concerning the Company’s ability to continue as a going concern, its drilling program, the evaluation of its prospects in Turkey and Bulgaria, the drilling, completion, and cost of wells, the production and sale of oil and natural gas, and the holding of an earnings conference call, as well as other expectations, plans, goals, objectives, assumptions, and information about future events, conditions, exploration, production, results of operations, and performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions, which may prove to be incorrect.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates, and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include, but are not limited to, the occurrence of any event, change, or other circumstances that could give rise to the termination of the Merger Agreement; the inability to obtain the requisite shareholder approval for the proposed Merger or the failure to satisfy other conditions to completion of the proposed Merger; risks that the proposed transaction disrupts current plans and operations; the ability to recognize the benefits of the Merger; the amount of the costs, fees, and expenses and charges related to the Merger; the Company’s ability to continue as a going concern; well development results; access to sufficient capital; market prices for natural gas, natural gas liquids, and oil products, including price changes resulting from coronavirus fears as well as oil oversupply concerns; estimates of reserves and economic assumptions; the ability to produce and transport natural gas, natural gas liquids, and oil products; the results of exploration and development drilling and related activities; the effects of the coronavirus on the Company’s operations, demand for oil and natural gas as well as governmental actions in response to the coronavirus; economic conditions in the countries and provinces in which the Company carries on business, especially economic slowdowns; actions by governmental authorities; the unwinding of the Company’s hedges against a decline in the price of oil; receipt of required approvals; increases in taxes; legislative and regulatory initiatives relating to fracture stimulation activities; changes in environmental and other regulations; renegotiations of contracts; political uncertainty, including sanctions, armed conflicts, and actions by insurgent groups; outcomes of litigation; the negotiation and closing of material contracts; and other risks described in the Company’s filings with the Securities and Exchange Commission (the “SEC”).

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events, or otherwise, unless so required by applicable securities laws.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the SEC a proxy statement on Schedule 14A. In addition, certain participants in the proposed transaction will prepare and file a Schedule 13E-3 transaction statement that will include the proxy statement on Schedule 14A and may file or furnish other documents with the SEC regarding the proposed transaction. This press release is not a substitute for the proxy statement, the Schedule 13E-3, or any other document that the Company may file or furnish with the SEC. INVESTORS IN, AND SECURITY HOLDERS OF, THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS (INCLUDING THE SCHEDULE 13E-3) THAT ARE FILED OR FURNISHED (OR WILL BE FILED OR FURNISHED WITH THE SEC), AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. When available, investors and security holders may obtain free copies of the proxy statement, the Schedule 13E-3 and other documents filed or furnished with the SEC by the Company through the web site maintained by the SEC at www.sec.gov or by contacting the Corporate Secretary at TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, TX 75001 or at (214) 220-4323.

Participants in the Solicitation

The Company and its directors and executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from the Company’s shareholders in connection with the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the proxy statement and Schedule 13E-3 transaction statement relating to the Merger when it is filed with the SEC. Information regarding directors and executive officers, including a description of their direct interests, by security holdings or otherwise, in the Company is contained in the Company’s definitive annual meeting proxy statement filed with the SEC on April 20, 2020. You may obtain a free copy of this document as described in under the heading “Additional Information and Where to Find It” above. Investors may obtain additional information regarding the direct and indirect interests of such potential participants in the proposed transaction by reading the proxy statement, Schedule 13E-3 transaction statement, and the other relevant documents filed with the SEC when they become available.

Contacts:

Tabitha T. Bailey

Vice President, General Counsel, and Corporate Secretary

(214) 265-4708

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

http://www.transatlanticpetroleum.com